UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 13, 2007

FEDERAL HOME LOAN BANK OF SEATTLE
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Fourth Avenue, Suite 1800
Seattle, WA 98101-1693
(Address of principal executive offices, including zip code)

(800) 973.6223
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On Friday, April 13, 2007, the Federal Home Loan Bank of Seattle ("Seattle Bank") repurchased 50 shares of excess Class A stock, representing $5,000 in par value, prior to the expiration of the six-month redemption period for Class A stock. The repurchase was effected in cash and in accordance with the provisions of the Seattle Bank's Capital Plan and applicable regulations.

The Board of Directors of the Seattle Bank previously imposed a restriction on the repurchase of Class B stock prior to the expiration of the five-year redemption period for Class B stock. However, this restriction does not apply to Class A stock, which may only be issued to members to satisfy a member's advance stock purchase requirement for (i) a new advance or (ii) renewal of an existing advance initially supported by the excess stock pool, and only in the case where a member has no excess stock available to support a new advance or to renew an existing advance.

It is currently the Seattle Bank's intention to continue to repurchase excess Class A stock prior to the expiration of the six-month redemption period when and if such repurchases can be made in accordance with the requirements of the Capital Plan and applicable regulations. However, there can be no assurance that the Seattle Bank will continue to do so.

Signature(s)

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Seattle

Date: April 19, 2007	By: /s/ Mark R. Szczepaniak
Mark R. Szczepaniak Senior Vice President and Chief Financial Officer